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                                                                    EXHIBIT 99.1

                                                 For Investor Relations Contact:
                                                                     Leigh Salvo
                                                              Investor Relations
                                                                 +1-650-314-1000
                                                                 ir@catapult.com


            CATAPULT COMMUNICATIONS ANNOUNCES PRICING OF COMMON STOCK
                        IN UNDERWRITTEN PUBLIC OFFERING

     September 15, 2004 Mountain View, CA - Catapult Communications Corporation (Nasdaq: CATT) today announced that the underwritten public offering of its 200,000 newly issued shares of common stock has been priced at $18.97 per share which will result in net proceeds to the Company of approximately $3.1 million (after deducting underwriting discounts and commissions and estimated expenses of the offering). In addition, certain selling stockholders will offer 1,381,250 million shares of common stock (300,000 of which are currently outstanding and 1,381,250 of which will be issued upon conversion of notes issued to Tekelec) in the underwritten public offering at the same price. J.P. Morgan Securities Inc. is serving as the sole book-running manager for the underwritten offering. Adams Harkness, Inc., C.E. Unterberg, Towbin LLC and WR Hambrecht + Co, LLC are serving as co-managers. The underwriters of the offering also have a 30-day option to purchase an additional 462,187 currently outstanding shares of common stock from selling stockholders to cover any over-allotments.

     The Company intends to use the net proceeds it receives from the offering for general corporate purposes, to fund working capital and for potential strategic acquisitions or investments. The Company will not receive any proceeds from the sale of shares by the selling stockholders. The offering is expected to close on September 21, 2004, subject to customary closing conditions.

     A prospectus supplement and accompanying prospectus will be filed today with the Securities and Exchange Commission and will be available on the SEC's website at www.sec.gov. Printed copies of the prospectus supplement and accompanying prospectus meeting the requirements of the Securities Act of 1933, as amended, when available, may be obtained upon request in writing to J.P. Morgan Securities Inc., 8th Floor, 277 Park Avenue , New York, New York 10172.

     The shares are being offered by the Company and the selling stockholders pursuant to a Form S-3 shelf registration statement filed with the Securities and Exchange Commission (File No. 333-112160) that was declared effective by the SEC on March 31, 2004.

     This news release is neither an offer to sell nor the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus.

ABOUT CATAPULT COMMUNICATIONS


     Catapult Communications is a leading supplier of advanced software-based test systems for the global telecommunications industry. The Catapult DCT2000 and MGTS systems deliver superior high-end test solutions for hundreds of protocols and variants, spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments.


     Catapult is headquartered at 160 South Whisman Road, Mountain View, CA. 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Canada, Japan, China and Australia.